Exhibit 99.1

Immune Therapeutics, Inc. and Forte Biotechnology Intl Corp Sign Sub-Licensing Agreement for Animal Health Applications

Immune Therapeutics Announces Settlement with Major Creditors as part of licensing agreement

Immune Therapeutics Announces Filing of 10K Extension Under SEC Allowance for COVID19 Disruption

Forte Aims to Develop and Commercialize Lodonal and IRT=101 for the Treatment of Cancer and Inflammatory Disease in Companion Animals

Orlando Florida April 15, 2020 (GLOBE NEWSWIRE) – Immune Therapeutics Inc. (OTC: IMUN), a clinical-stage pharmaceutical company, and Forte Biotechnology Intl Corp, a privately-held biotech company focused on innovations in the veterinary drug space, today announced their entry into a licensing agreement with Forte Biotechnology (“Forte”) that sub-licenses Forte exclusive worldwide rights to research, develop and commercialize Lodonal™ (IRT-103) and IRT-101 for the for the treatment of immune disfunction, inflammatory diseases and cancer in companion animals.

Under the terms of the agreement, Forte will issue 15% of its issued and outstanding common stock to Immune after the assumption of approximately U.S. $4M in defaulted debt incurred over the last six years by Immune. The creditors including noteholders, employees, consultants, and accounts payable have agreed to the assumption. The creditors have also agreed to accept unregistered stock in lieu of repayment at $.25 cents a share.

Immune will receive annual payments on the license and is eligible to receive payments from future regulatory, clinical and commercial milestones, assuming approval in both the United States (US) and the European Union (EU). In addition, Forte agreed to pay Immune single-digit royalty payments based on future net sales of Lodonal™ and IRT-101.

Additionally, Immune has filed for a 45-day extension under the new COVID-19 policies at the SEC that allow companies additional time to for SEC filings due to the pandemic. This extension will mean that the company’s 10K will be filed on its behalf before mid-May. The extension was filed accordingly and accepted by the SEC.

Michael Handley IMUN CEO, commented, “The last months have clearly been arduous times, not only for the company and its shareholders, but also the company’s creditors. This licensing agreement provide us with the opportunity to seek to obtain value for our shareholders.” He further noted, “The creditor participation is an important first step in addressing our balance sheet issues and allows us to continue our development programs for the immediate future while we pursue additional financing and strategic options for Immune. This will allow the company to monetize the veterinary applications of Lodonal™ and IRT-101 and focus on drug development in humans, especially now with our focus on our collaboration agreement with Cytocom, Inc. on seeking FDA approval for the treatment of COVID-19.

Immune is concurrently finalizing to resolve claims from additional creditors that total amount owed a total of U.S. $2,617,201.

“We admire Forte ‘s passion and dedication to innovation in the discovery and development of new veterinary medicines in the rapidly growing companion animal health marketplace,” said Michael K Handley Chief Executive Officer of Immune. “Forte has the expertise and resources to advance cutting-edge drug candidates like Lodonal and IRT-101 toward becoming a potential new treatment for companion animals that may benefit from it. Therefore, we believe Forte is the ideal partner to maximize our drug compound’s value in veterinary medicine and look forward to working with them on future animal health technologies. This partnership enables us to monetize our non-core indications, as we continue to focus on advancing the development of Lodonal and IRT-101 in our lead human indications for cancer indications as well as development our rights in emerging markets. “

About Immune Therapeutics, Inc.:

Immune Therapeutics Inc. is a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology. Its goal is to be an industry leader in each of these therapeutic areas and to enhance and extend the lives of patients suffering from such diseases. More information can be found at www.immunetherapeutics.com

About Forte Biotechnology Intl Corp

Forte Biotechnology Intl Corp, a privately-held biotechnology company based in Fort Collins Colorado. Forte’s goal is to acquire late stage modulator drugs and immune modulator biopharmaceuticals for cancer, chronic inflammation, pain, and neurodegenerative disease in companion pets

FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all the matters and transactions considered by the Company may not proceed as contemplated, and by all other matters specified in the Company’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its recent periodic reports.